                                                                   EXHIBIT 10.11

                                 ITT INDUSTRIES

                           DEFERRED COMPENSATION PLAN

                        Effective as of January 1, 1995
                   including amendments through July 13, 2004

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                   ITT INDUSTRIES DEFERRED COMPENSATION PLAN

The ITT Deferred Compensation Plan (the "Plan") was established by ITT Corporation, a Delaware corporation ("Former ITT"), effective January 1, 1995. The purpose of the Plan is to provide each Participant with a means of deferring compensation in accordance with the terms of the Plan.

Effective as of December 19, 1995, Former ITT split into three separate companies -- ITT Hartford Group, Inc., ITT Corporation, a Nevada corporation, and ITT Industries, Inc. an Indiana corporation (the "Corporation"), which is the successor to Former ITT.

Under the Employee Benefits Service and Liability Agreement dated November 1, 1995 (the "Agreement") the Corporation agreed to continue the Plan for eligible employees of the Corporation or of any of its subsidiaries and to transfer the liabilities attributable to participants who become employees of ITT Corporation, a Nevada corporation, on December 19, 1995 to ITT Corporation.

Effective as of January 1, 1996, the Plan was amended to accept the liabilities under the ITT Industries Excess Savings Plan attributable to salary deferrals, excess matching contributions, and excess floor contributions credited with respect to Base Salary deferred under this Plan and hold such amounts hereunder in accordance with the provisions of the ITT Industries Excess Savings Plan as set forth in Appendix A, attached hereto and made part hereof.

Effective as of October 1, 1997, January 1, 1998, April 1, 1998, January 1, 1999, and November 1, 2000, the Plan was further amended to make certain administration changes to unify the form and timing of Plan distributions, respectively.

Effective as of March 1, 2004, the Plan was further amended to provide that a Participant may make a separate investment election with respect to future deferrals.

Effective as of July 13, 2004, the Plan was amended and restated to make certain administrative changes and to unify the definition of Acceleration Event with other employee benefit plans of ITT Industries.

All benefits payable under this Plan, which constitutes a nonqualified, unfunded deferred compensation plan for a select group of management or highly-compensated employees under Title I of ERISA, shall be paid out of the general assets of the Company.

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                   ITT INDUSTRIES DEFERRED COMPENSATION PLAN

                               TABLE OF CONTENTS

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                                                                                    PAGE
                                                                                    ----
ARTICLE 1.   DEFINITIONS........................................................      1

ARTICLE 2.   PARTICIPATION......................................................      4

ARTICLE 3.   DEFERRALS..........................................................      5

ARTICLE 4.   MAINTENANCE OF ACCOUNTS............................................      8

ARTICLE 5.   PAYMENT OF BENEFITS................................................     10

ARTICLE 6.   AMENDMENT OR TERMINATION...........................................     15

ARTICLE 7.   GENERAL PROVISIONS.................................................     16

ARTICLE 8.   ADMINISTRATION.....................................................     20

APPENDIX A

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                             ARTICLE 1. DEFINITIONS

1.01 "ACCELERATION EVENT" shall mean an event which shall occur if:

(a) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Act") disclosing that any person (within the meaning of Section 13(d) of the Act), other than the Corporation or a subsidiary of the Corporation or any employee benefit plan sponsored by the Corporation or a subsidiary of the Corporation, is the beneficial owner directly or indirectly of twenty percent (20%) or more of the outstanding Common Stock $1 par value, of the Corporation (the "Stock");

(b) any person (within the meaning of Section 13(d) of the Act), other than the Corporation or a subsidiary of the Corporation, or any employee benefit plan sponsored by the Corporation or a subsidiary of the Corporation, shall purchase shares pursuant to a tender offer or exchange offer to acquire any Stock of the Corporation (or securities convertible into Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of twenty percent (20%) or more of the outstanding Stock of the Corporation (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire Stock);

(c) the stockholders of the Corporation shall approve (A) any consolidation, business combination or merger involving the Corporation, other than a consolidation, business combination or merger involving the Corporation in which holders of Stock immediately prior to the consolidation, business combination or merger (x) hold fifty percent (50%) or more of the combined voting power of the Corporation (or the corporation resulting from the merger or consolidation or the parent of such corporation) after the merger and (y) have the same proportionate ownership of common stock of the Corporation (or the corporation resulting from the merger or consolidation or the parent of such corporation), relative to other holders of Stock immediately prior to the merger, business combination or consolidation, immediately after the merger as immediately before, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Corporation;

(d) there shall have been a change in a majority of the members of the Board of Directors of the Corporation within a 12-month period unless the election or nomination for election by the Corporation's stockholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who (x) were directors at the beginning of such 12-month period or (y) whose nomination for election or election as directors was recommended or approved by a majority of the directors who where directors at the beginning of such 12-month period; or

(e) any person (within the meaning of Section 13(d) of the Act) (other than the Corporation or any subsidiary of the Corporation or any employee benefit plan (or related trust) sponsored by the Corporation or a subsidiary of the Corporation) becomes the beneficial

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                                                                          Page 2

      owner (as such term is defined in Rule 13d-3 under the Act) of twenty percent (20%) or more of the Stock.

1.02 "ADMINISTRATIVE COMMITTEE" shall mean the person or persons appointed to administer the Plan as provided in Section 8.01.

1.03 "ASSOCIATED COMPANY" shall mean any division, subsidiary or affiliated company of the Corporation which is an Associated Company or Participating Unit, as such terms are defined in the ITT Industries Salaried Retirement Plan (formerly known as the Retirement Plan for Salaried Employees of ITT Corporation).

1.04 "BASE SALARY" shall mean the annual base fixed compensation paid periodically during the calendar year, determined prior to any pre-tax contributions under a "qualified cash or deferred arrangement" (as defined under Code Section 401(k) and its applicable regulations) or under a "cafeteria plan" (as defined under Code Section 125 and its applicable regulations) or a qualified transportation fringe under Section 132(f) of the Code and any deferrals under Article 3, Appendix A or another unfunded deferred compensation plan maintained by the Corporation, but excluding any overtime, bonuses, foreign service allowances or any other form of compensation, except to the extent otherwise deemed "Base Salary" for purposes of the Plan under rules as are adopted by the Compensation and Personnel Committee.

1.05 "BENEFICIARY" shall mean the person or persons designated by a Participant pursuant to the provisions of Section 5.07 in a time and manner determined by the Administrative Committee to receive the amounts, if any, payable under the Plan upon the death of the Participant.

1.06 "BONUS" shall mean the cash amount, if any, awarded to an employee of the Company under the Company's executive bonus program, or other compensation program designated by the Compensation and Personnel Committee as a bonus hereunder.

1.07 "BOARD OF DIRECTORS" OR "BOARD" shall mean the Board of Directors of the Corporation.

1.08 "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.09 "COMPANY" shall mean the Corporation, and any successor thereto, with respect to its employees and any Associated Company authorized by the Compensation and Personnel Committee to participate in the Plan, with respect to their employees.

1.10 "COMPENSATION AND PERSONNEL COMMITTEE" shall mean the Compensation and Personnel Committee of the Board of Directors.

1.11 "CORPORATION" shall mean ITT Industries, Inc., an Indiana corporation (successor to ITT Corporation, a Delaware corporation), or any successor by merger, purchase, or otherwise.

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                                                                          Page 3

1.12 "DEFERRAL ACCOUNT" shall mean the bookkeeping account maintained for each Participant to record the amount of Bonus and/or Base Salary such Participant has elected to defer in accordance with Article 3, adjusted pursuant to Article 4.

1.13 "DEFERRAL AGREEMENT" shall mean the completed agreement, including any amendments, attachments and appendices thereto, in such form approved by the Administrative Committee, between an Eligible Executive and the Company, under which the Eligible Executive agrees to defer a portion of his Bonus and/or his Base Salary.

1.14 "DEFERRALS" shall mean the amount of deferrals credited to a Participant pursuant to Section 3.02.

1.15  "EFFECTIVE DATE" shall mean January 1, 1995.

1.16 "ELIGIBLE EXECUTIVE" shall mean an Employee who is eligible to participate in the Plan as provided in Section 2.01.

1.17  "EMPLOYEE" shall mean a person who is employed by the Company.

1.18 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.19 "PARTICIPANT" shall mean, except as otherwise provided in Article 2, each Eligible Executive who has executed a Deferral Agreement pursuant to the requirements of Section 2.02 and is credited with an amount under Section 3.03.

1.20 "PLAN" shall mean the ITT Industries Deferred Compensation Plan (which was formerly known as the ITT Deferred Compensation Plan for 1995, the ITT Industries Deferred Compensation Plan for 1996, and the ITT Industries Deferred Compensation Plan for 1997) as set forth in this document and the appendices and schedules thereto, as it may be amended from time to time.

1.21  "PLAN YEAR" shall mean the calendar year.

1.22 "REPORTING DATE" shall mean the last business day of each calendar month following the Effective Date, or such other day as the Administrative Committee may determine. For this purpose, a "business day" is any day on which the New York Stock Exchange is open.

1.23 "RETIREMENT" shall mean (i) with respect to an Eligible Executive, any termination of employment by an Eligible Executive after the date the Eligible Executive is eligible for an early, normal or postponed retirement benefit under the ITT Industries Salaried Retirement Plan (formerly known as the ITT Corporation Retirement Plan for Salaried Employees), or would have been eligible had he been a participant in such Plan.

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                                                                          Page 4

                            ARTICLE 2. PARTICIPATION

2.01 ELIGIBILITY

(a) With respect to Plan Years commencing prior to January 1, 2001, an Eligible Executive shall be an Employee designated as eligible to participate in this Plan by the Compensation and Personnel Committee or its delegate.

(b) Effective as of November 1, 2000, an Employee whose Base Salary as of October 31 of a calendar year equals or exceeds $200,000 shall be an Eligible Executive with respect to the Plan Year following such calendar year and thereby eligible to participate in this Plan and execute a Deferral Agreement under this Plan with respect to Bonus and/or Base Salary which would be payable in the Plan Year following such October 31.

2.02 IN GENERAL

(a) An individual who is determined to be an Eligible Executive with respect to a Plan Year and who desires to have deferrals credited on his behalf pursuant to Article 3 for such Plan Year must execute a Deferral Agreement with the Administrative Committee authorizing Deferrals under this Plan for such year in accordance with the provisions of Sections 3.01 and 3.02.

(b) The Deferral Agreement shall be in writing and be properly completed upon a form approved by the Administrative Committee, which shall be the sole judge of the proper completion thereof. Such Deferral Agreement shall provide, subject to the provisions of Section 3.02, for the deferral of a portion of the Eligible Executive's Bonus and/or Base Salary earned after the effective date of the election and shall include such other provisions as the Administrative Committee deems appropriate.

2.03 TERMINATION OF PARTICIPATION

(a) Participation shall cease when all benefits to which a Participant is entitled to hereunder are distributed to him.

(b) If a former Participant who has terminated employment with the Company and whose participation in the Plan ceased under Section 2.03(a) is reemployed as an Eligible Executive, the former Participant may again become a Participant in accordance with the provisions of Section 2.02.

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                                                                          Page 5

                              ARTICLE 3. DEFERRALS

3.01 FILING REQUIREMENTS

(a) Prior to the close of business on the date or dates specified by the Administrative Committee in a Plan Year and except as otherwise provided below, an Eligible Executive may elect, subject to Section 3.02(a), to defer a portion of his Bonus payable in the next calendar year and/or a portion of his Base Salary that is otherwise earned and payable in the next calendar year by filing a Deferral Agreement with the Administrative Committee.

(b) A Participant's election to defer a portion of his Bonus or Base Salary for any calendar year shall become irrevocable on the last day the deferral of such Bonus or Base Salary may be elected under Section 3.01(a), except as otherwise provided in Section 3.02(c) or 3.05. A Participant may revoke or change his election to defer a portion of Bonus or Base Salary at any time prior to the date the election becomes irrevocable. Any such revocation or change shall be made in a form and manner determined by the Administrative Committee.

(c) A Participant's Deferral Agreement shall only apply to a Bonus determined after the Deferral Agreement is filed with the Administrative Committee under Section 3.01 (a). A Participant's Deferral Agreement shall apply only with respect to Base Salary earned in the calendar year following the Plan Year in which the Deferral Agreement is filed with the Administrative Committee under Section 3.01 (a). Subject to the provisions of Section 3.02, an Eligible Executive must file, in accordance with the provisions of Section 3.01 (a), a new Deferral Agreement for each calendar year the Eligible Executive is eligible for and elects to defer a portion of his Bonus or Base Salary.

(d) If a Participant ceases to be an Eligible Executive but continues to be employed by the Company, he shall continue to be a Participant and his Deferral Agreement currently in effect for the Plan Year shall remain in force for the remainder of such Plan Year, but such Participant shall not be eligible to defer any portion of his Bonus or Base Salary earned in a subsequent Plan Year until such time as he shall once again become an Eligible Executive.

(e) Notwithstanding the foregoing, effective as of January 1, 1999, an Eligible Executive shall not be permitted under the provisions of this Plan to make an election to defer Base Salary earned on or after January 1, 1999.

3.02 AMOUNT OF DEFERRAL

(a)   (i)   The Compensation and Personnel Committee or its delegate may determine prior to October 31 of a calendar year that an Eligible
            Executive may defer all or a portion of his Bonus that is otherwise payable in the next Plan Year. An Eligible Executive shall be given written notice of the opportunity to defer all or a portion of his Bonus at least ten business days prior to the date the Deferral
            Agreement for the applicable Plan Year must be submitted to the Administrative Committee.

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                                                                          Page 6

      (ii) With respect to calendar years commencing prior to January 1, 1999, the Compensation and Personnel Committee or its delegate may determine prior to October 31 of a calendar year that an Eligible Executive may defer a portion of his Base Salary that is otherwise earned and payable in the next Plan Year. An Eligible Executive shall be given written notice of the opportunity to defer a portion of his Base Salary at least ten business days prior to the date the Deferral Agreement for the applicable Plan Year must be submitted to the Administrative Committee. Notwithstanding any Plan provisions to the contrary, effective as of January 1, 1999, deferrals of Base Salary earned on or after January 1, 1999 shall not be permitted under the provisions of this Plan.

(b) The Administrative Committee may establish maximum or minimum limits on the amount of any Bonus or Base Salary which may be deferred and/or the timing of such deferral. Eligible Executives shall be given written notice of any such limits at least ten business days prior to the date they take effect.

(c)   Notwithstanding anything in this Plan to the contrary, if an Eligible
      Executive:

      (i) receives a withdrawal of deferred cash contributions on account of hardship from any plan which is maintained by the Corporation or an Associated Company and which meets the requirements of Code Section 401(k) (or any successor thereto); and

      (ii) is precluded from making contributions to such 401(k) plan for at least 12 months (six months effective as of January 1, 2002) after receipt of the hardship withdrawal,

      no amounts shall be deferred under this Plan under the Eligible Executive's Deferral Agreement with respect to Bonus or Base Salary until such time as the Eligible Executive is again permitted to contribute to such 401(k) plan. Any Bonus or Base Salary payment which would have been deferred pursuant to a Deferral Agreement but for the application of this
      Section 3.02(c) shall be paid to the Eligible Executive as if he had not entered into the Deferral Agreement.

3.03 CREDITING TO DEFERRAL ACCOUNT

      The amount of Deferrals shall be credited to such Participant's Deferral Account on the day such Bonus or Base Salary would have otherwise been paid to the Participant in the absence of a Deferral Agreement. Deferrals credited to a Participant's Deferral account which are deemed invested in a Corporation phantom stock fund will be credited based on the fair market value of the Corporation's common stock on that day.

3.04 VESTING

      A participant shall at all times be 100% vested in his Deferral Account.


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                                                                          Page 7

3.05 HARDSHIP

      Notwithstanding the foregoing provisions of this Article 3, a Participant may completely cease Deferrals made under all Deferral Agreements then in effect with respect to the Participant upon the Participant providing the Compensation and Personnel Committee with such evidence of severe financial hardship as the Compensation and Personnel Committee may deem appropriate. In the event the Compensation and Personnel Committee finds the Participant has incurred a severe financial hardship, the Participant's Deferrals shall cease as of the first practicable payroll period following the Compensation and Personnel Committee's decision. In the event the Participant wishes to recommence Deferrals starting in a subsequent calendar year, the Participant may do so by duly completing, executing, and filing the appropriate Deferral Agreement with the Administrative Committee in accordance with Section 3.01, provided said Participant is an Eligible Executive at that time.

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                                                                          Page 8

                       ARTICLE 4. MAINTENANCE OF ACCOUNTS

4.01 ADJUSTMENT OF ACCOUNT

(a) As of each Reporting Date, each Deferral Account shall be credited or debited with the amount of earnings or losses with which such Deferral Account would have been credited or debited, assuming it had been invested in one or more investment funds, or earned the rate of return of one or more indices of investment performance, designated by the Administrative Committee and elected by the Participant pursuant to Section 4.02 for purposes of measuring the investment performance of his Deferral Account. Any portion of a Participant's Deferral Account deemed invested in a Corporation phantom stock fund shall be credited with dividend equivalents, as and when dividends are paid on the Corporation's common stock, which shall be deemed invested in additional shares of such phantom stock.

(b) The Administrative Committee shall designate at least one investment fund or index of investment performance and may designate other investment funds or investment indices (including a Corporation phantom stock fund) to be used to measure the investment performance of a Participant's Deferral Account. The designation of any such investment funds or indices shall not require the Company to invest or earmark their general assets in any specific manner. The Administrative Committee may change the designation of investment funds or indices from time to time, in its sole discretion, and any such change shall not be deemed to be an amendment affecting Participants' rights under Section 6.02.

4.02 INVESTMENT PERFORMANCE ELECTIONS

      In the event the Administrative Committee designates more than one investment fund or index of investment performance under Section 4.01, each Participant shall file an investment election with the Administrative Committee with respect to the investment of his Deferral Account within such time period and on such form as the Administrative Committee may prescribe. The election shall designate the investment fund or funds or index or indices of investment performance which shall be used to measure the investment performance of the Participant's Deferral Account.

4.03 CHANGING INVESTMENT ELECTIONS

      In the event the Administrative Committee designates more than one investment fund or index of investment performance under Section 4.01, a Participant may change his election of the investment fund or funds or index or indices of investment performance used to measure the future investment performance of both his future Deferrals and his existing account balance, by filing an appropriate written notice with the Administrative Committee or its delegate at least 15 days, or such other period as determined by the Administrative Committee, in advance of the date such election is effective. The election shall be effective as of the first business day of the calendar quarter following the month in which the notice is filed. Notwithstanding the foregoing, effective as of October 1, 1997, the election shall be effective as of the first business day of the last month in the

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                                                                          Page 9

      calendar quarter following the month in which the notice is filed, or, effective as of May 1, 2000, such earlier date as prescribed by the Administrative Committee on a basis uniformly applicable to all Participants similarly situated.

      Effective as of March 1, 2004, a Participant may change his or her election of the investment fund or funds or indices of investment performance used to measure the future investment performance of his future Deferral within such time periods and in such manner prescribed by the Administrative Committee. The election shall be effective as soon as administratively practicable after the date in which notice is timely filed or at such other time as the Administrative Committee shall determine. In the absence of such an election, the Participant's future Deferral will be invested in accordance with his existing investment election with respect to the current balance of his Deferral Account, provided, however, if such Participant is an "insider" (as defined in Section 16 of the Act) and his existing investment elections include an investment in the Corporation's phantom stock fund, his future Deferrals shall be allocated pro rata among the other funds or indices on his existing investment election based on the proportions as designated on such existing investment election.

4.04 INDIVIDUAL ACCOUNTS

(a) The Administrative Committee shall maintain, or cause to be maintained on the books of the Company, records showing the individual balance of each Participant's Deferral Account. Such accounts shall be credited with the Deferrals made by the Participant pursuant to the provisions of Article 3 and credited and debited, as the case may be, with hypothetical investment results determined pursuant to this Article 4. At least once a year each Participant shall be furnished with a statement setting forth the value of his Deferral Account.

(b) Within each Participant's Deferral Account, separate subaccounts shall be maintained to the extent necessary for the administration of the Plan.

(c) The accounts established under this Article shall be hypothetical in nature and shall be maintained for bookkeeping purposes only so that hypothetical gains or losses on the deferrals made to the Plan can be credited or debited, as the case may be.

4.05 VALUATION OF ACCOUNTS

(a) The Administrative Committee shall value or cause to be valued each Participant's Deferral Account at least quarterly. On each Reporting Date there shall be allocated to the Deferral Account of each Participant the appropriate amount determined in accordance with Section 4.01.

(b) Whenever an event requires a determination of the value of a Participant's Deferral Account, the value shall be computed as of the Reporting Date immediately preceding the date of the event, except as otherwise specified in this Plan.

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                                                                         Page 10

                         ARTICLE 5. PAYMENT OF BENEFITS

5.01 COMMENCEMENT OF PAYMENT

(a) The following provisions shall apply with respect to an Eligible Executive who becomes a Participant prior to January 1, 1998:

      (i) Except as otherwise provided in paragraph (d) below, the distribution of the portion of the Participant's Deferral Account attributable to deferrals of Bonus or Base Salary which would otherwise be payable on or after January 1, 1998 shall commence, pursuant to Section 5.02, on or as soon as practicable after the occurrence of any distribution event made available under procedures established from time to time by the Administrative Committee and as designated by the Participant on his first Deferral Agreement filed with respect to Bonus or Base Salary payable on and after January 1, 1998 ("Common Distribution Date").

      (ii) Except as otherwise provided in paragraph (d) below, the distribution of the portion of the Participant's Deferral Account attributable to deferrals of Bonus or Base Salary which would have otherwise been paid prior to January 1, 1998 shall commence on or as soon as practicable after the occurrence of the distribution event designated by the Participant on his Deferral Agreement applicable to each particular deferral election ("Distribution Event Date(s)") unless the Participant makes an election by duly completing, executing and filing with the Administrative Committee prior to October 31,1997 the appropriate forms to have the deferrals made with respect to 1995, 1996 or 1997 paid on his Common Distribution Date.

(b) Except as otherwise provided in paragraph (d) below, with respect to an Eligible Executive who first becomes a Participant on or after January 1, 1998, the distribution of the Participant's Deferral Account shall commence, pursuant to Section 5.02, on or as soon as practicable after the occurrence of any distribution event made available under procedures established from time to time by the Administrative Committee and as designated by the Participant on his initial Deferral Agreement ("Common Distribution Date").

(c) In the event a Participant elects pursuant to paragraphs (a) or (b) above to defer to a specific calendar date in a specific calendar year, he may not elect a calendar date which occurs prior to the close of the calendar year following the calendar year in which he executed the Deferral Agreement.

(d) Notwithstanding the foregoing, in the event a Participant terminates employment for reasons other than Retirement prior to his Common Distribution Date and/or any Distribution Event Date(s) applicable to deferrals made with respect to 1995, 1996, or 1997, the distribution of his Deferral Account shall commence, pursuant to Section 5.02, as soon as practicable after his termination of employment; provided, however, if a Participant whose employment terminates on or after April 1, 1998 has prior to the date of his termination of employment, in accordance with the procedures prescribed by the

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                                                                         Page 11

      Administrative Committee, made a special termination election, the distribution of his Deferral Account shall commence, pursuant to Section 5.02, as soon as practicable after the occurrence of the termination distribution date designated by the Participant on the appropriate special termination election form prescribed by the Administrative Committee ("Special Effective Termination Distribution Date"). However for a special termination election to be effective it must be made in a calendar year prior to the calendar year in which any portion of the Participant's Deferral Account is first to become payable after taking this election into account and a full six months must pass between the date the Participant duly makes this election and the date on which any portion of the Participant's Deferral Account is first to become payable after taking this election into account.

(e) A Participant shall not change his designation of the distribution event which entitles him to a distribution of his Deferral Account, except as otherwise provided in Section 5.03 below.

(f) Notwithstanding any Plan provision to the contrary, the distribution to a Participant who is an "insider" (as defined in Section 16 of the Act) and who has elected to have any portion of his Deferral Account invested in the Corporation phantom stock fund, shall be subject to the advance approval of the Compensation and Personnel Committee.

5.02  METHOD OF PAYMENT

(a)   Except as otherwise provided in paragraphs (b) and (c) below:

      (i) at the time a Participant makes an election of his distribution event pursuant to the provisions of Sections 5.01 (a) or (b), the Participant shall elect that the portion of his Deferral Account to which such distribution event is applicable shall be made payable as of such distribution event under one of the following methods of payment:

            (1) ratable annual cash installments for a period of years, not to exceed 15 years, designated by the Participant on his Deferral Agreement,

            (2)   a single lump sum cash payment, or

            (3) any other form of payment approved by the Compensation and Personnel Committee; and

      (ii) at the time a Participant makes an election of a Special Effective Termination Distribution Date pursuant to the provisions of Section 5.01(d), the Participant shall elect that his Deferral Account shall be made payable as of such Special Effective Termination Distribution Date under one of the following methods of payment:

            (1) ratable annual cash installments for a period of five years, or

            (2)   a single lump sum cash payment.

      During an installment payment period, the Participant's Deferral Account shall continue to be credited with earnings or losses as described in
      Section 4.01. The first installment

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                                                                         Page 12

      or lump sum payment shall be made as soon as administratively practicable following the Reporting Date coincident with or preceding the distribution event designated pursuant to Section 5.01 or 5.03. Subsequent installments, if any, shall be paid as soon as administratively practicable following the anniversary of said distribution event in the following calendar year and each subsequent year of the installment period. The amount of each installment shall equal the balance in the Participant's Deferral Account as of each Reporting Date of determination divided by the number of remaining installments (including the installment being determined).

(b) Notwithstanding the foregoing, in the event payment is to be made pursuant to Section 5.01(d) to a Participant who does not have a Special Effective Termination Distribution Date election in effect as of his date of termination of employment, a lump sum payment shall be made as soon as administratively practicable following the Reporting Date coincident with or next following the Participant's termination of employment.

(c) If a Participant dies before payment of the entire balance of his Deferral Account, an amount equal to the unpaid portion thereof as of the date of his death shall be payable in one lump sum to his Beneficiary as soon as practicable after the Reporting Date coincident with or next following the Participant's date of death.

(d) A Participant shall not change his method of payment, except as otherwise provided in Section 5.03.

5.03 CHANGE OF DISTRIBUTION ELECTION

      A Participant may change his elections of a Common Distribution Date or a Special Effective Termination Distribution Date under Section 5.01 or the method of payment under Section 5.02 applicable to the portion of his Deferral Account payable at said dates each October by duly completing, executing, and filing with the Administrative Committee prior to such distribution date a new election on an appropriate form designated by the Administrative Committee; provided, however, that for any such change of election to be effective it must be made in the calendar year prior to the calendar year during which any portion of the Participant's Deferral Account is first to become payable after taking the change into account and a full six months must pass between the date the Participant duly makes the change of election and the date on which any portion of the Participant's Deferral Account is first to become payable after taking the change into account.

5.04 HARDSHIP

      Payment of a Participant's Deferral Account shall not commence prior to a Participant's designated distribution date, except that the Compensation and Personnel Committee may, to the extent permitted by applicable law, if it determines a severe unforeseeable financial hardship exists which cannot be met from other sources, approve a request by the Participant for a withdrawal from his Deferral Account. Such request shall be made in a time and manner determined by the Administrative Committee. The payment made

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                                                                         Page 13

      from a Participant's Deferral Account pursuant to the provisions of this
      Section 5.04 shall not be in excess of the amount necessary to meet such financial hardship of the Participant, including amounts necessary to pay any federal, state or local income taxes.

5.05 PAYMENT UPON THE OCCURRENCE OF AN ACCELERATION EVENT

      Notwithstanding the foregoing provisions of this Article 5, upon the occurrence of an Acceleration Event, every Participant who is an Eligible Executive or a former Eligible Executive shall automatically receive the entire balance of his Deferral Accounts in a single lump sum payment. Such lump sum payment shall be made as soon as practicable on or after the Acceleration Event. If such Participant dies after such Acceleration Event, but before receiving such payment, it shall be made to his Beneficiary.

5.06 TAX INCREASES

      Notwithstanding the provisions of Section 5.01, in the event a Participant's Deferral Account is being paid in installment payments under
      Section 5.02, and during said payout period Federal personal income tax rates for the highest marginal tax rate are scheduled to increase by five or more percentage points, at the direction of the Administrative Committee, any remaining installment payments to be paid after the effective date of such increase shall be paid in one lump sum prior to said effective date.

5.07 DESIGNATION OF BENEFICIARY

      Each Participant shall file with the Administrative Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his death pursuant to Section 5.02(c) or 5.05. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Administrative Committee. The last such designation received by the Administrative Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Administrative Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt. If no such Beneficiary designation is in effect at the time of a Participant's death, or if no designated Beneficiary survives the Participant, the Participant's surviving spouse, if any, shall be his Beneficiary, otherwise the person designated as beneficiary by the Participant under the ITT Industries Salaried Group Life Insurance Plan shall be his Beneficiary, and shall receive the payment of the amount, if any, payable under the Plan upon his death; provided, however, that if the life insurance benefit has been assigned, the Beneficiary shall be the Participant's estate.

5.08 DEBITING ACCOUNTS

      Any amounts debited from a Participant's Deferral Account by reason of a distribution, withdrawal, or otherwise under this Article 5, shall be debited from the Participant's Deferral Account and the investment options under which such amount is credited, and such other accounts, subaccounts, options, or other allocations in the same proportion that the Participant's entire Deferral Account is credited at the time such debit is made, as determined by the Administrative Committee.

                      ARTICLE 6. AMENDMENT OR TERMINATION

6.01 RIGHT TO TERMINATE

      Notwithstanding any Plan provision to the contrary, the Corporation may, by action of the Board of Directors, terminate this Plan and the related Deferral Agreements at any time. In the event the Plan and related Deferral Agreements are terminated, each Participant or Beneficiary shall receive a single sum payment in cash equal to the balance of the Participant's Deferral Account. The single sum payment shall be made as soon as practicable following the date the Plan is terminated and shall be in lieu of any other benefit which may be payable to the Participant or Beneficiary under this Plan.

6.02 RIGHT TO AMEND

      The Compensation and Personnel Committee or its delegate may amend or modify this Plan and the related Deferral Agreements in any way either retroactively or prospectively. However, except that without the consent of the Participant or Beneficiary, if applicable, no amendment or modification shall reduce or diminish such person's right to receive any benefit accrued hereunder prior to the date of such amendment or modification, and after the occurrence of an Acceleration Event, no modification or amendment shall be made to Section 5.05 or Section 6.01 under Appendix A, attached hereto and made part hereof. A change in any investment fund or index under Section 4.01 shall not be deemed to adversely affect any Participant's rights to his Deferral Account. Notice of an amendment or modification to the Plan shall be given in writing to each Participant and Beneficiary of a deceased Participant having an interest in the Plan.

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                                                                         Page 16

                         ARTICLE 7. GENERAL PROVISIONS

7.01 FUNDING

      All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Company. The Administrative Committee may decide that a Participant's Deferral Account may be reduced to reflect allocable administrative expenses.

7.02 No CONTRACT OF EMPLOYMENT

      The Plan is not a contract of employment and the terms of employment of any Participant shall not be affected in any way by this Plan or related instruments, except as specifically provided therein. The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any person and to treat him without regard to the effect which such treatment might have upon him under this Plan. Each Participant and all persons who may have or claim any right by reason of his participation shall be bound by the terms of this Plan and all Deferral Agreements entered into pursuant thereto.

7.03 UNSECURED INTEREST

      Neither the Company nor the Compensation and Personnel Committee nor the Administrative Committee in any way guarantees the performance of the investment funds or indices a Participant may designate under Article 4. No special or separate fund shall be established, and no segregation of assets shall be made, to assure the payments thereunder. No Participant hereunder shall have any right, title, or interest whatsoever in any specific assets of the Company. Nothing contained in this Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured creditor of the Company.

7.04 FACILITY OF PAYMENT

      In the event that the Administrative Committee shall find that a Participant or Beneficiary is incompetent to care for his affairs or is a minor, the Administrative Committee may direct that any benefit payment due him, unless claim shall have been made therefor by a duly appointed legal representative, be paid on his behalf to his spouse, a child, a parent or other relative, and any such payment so made shall thereby be a complete discharge of the liability of the Company and the Plan for that payment.

7.05 WITHHOLDING TAXES

      The Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.

7.06 NONALIENATION

      Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of a person entitled to such benefits.

7.07 TRANSFERS

(a) Notwithstanding any Plan provision to the contrary, in the event the Corporation (i) sells, causes the sale of, or sold the stock or assets of any employing company in the controlled group of the Corporation to a third party or (ii) distributes or distributed to the holders of shares of the Corporation's common stock all of the outstanding shares of common stock of a subsidiary or subsidiaries of the Corporation and, as a result of such sale or distribution, such company or its employees are no longer eligible to participate hereunder, the Compensation and Personnel Committee, in its sole discretion, may treat such event as not constituting a termination of employment and direct that the liabilities with respect to the benefits accrued under this Plan for a Participant who, as a result of such sale or distribution, is no longer eligible to participate in this Plan, shall (with the approval of the new employer), be transferred to a similar plan of such new employer and become a liability thereunder provided that no provisions of such new plan or amendment thereof shall reduce the balance of the Participants' Deferral Accounts as of the date of such transfer, as adjusted for investment gains or losses. Upon such transfer (and acceptance thereof), the liabilities for such transferred benefits shall become the obligation of the new employer and the liability under this Plan for such benefits shall cease.

(b) Notwithstanding any Plan provision to the contrary, at the discretion and direction of the Corporation, liabilities with respect to benefits accrued by a Participant under a plan maintained by such Participant's former employer may be transferred to this Plan and upon such transfer become the obligation of the Company.

7.08 CLAIMS PROCEDURE

(a)   Submission of Claims

      Claims for benefits under the Plan shall be submitted in writing to the Administrative Committee or to an individual designated by the Administrative Committee for this purpose.

(b)   Denial of Claim

      If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within 90 days following the date on which the claim is filed, which notice shall set forth the following:

      (i)   the specific reason or reasons for the denial;

      (ii) specific reference to pertinent Plan provisions on which the denial is based;

      (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

      (iv)  an explanation of the Plan's claim review procedure.

      If special circumstances require an extension of time for processing the claim, written notice of an extension shall be furnished to the claimant prior to the end of the initial period of 90 days following the date on which the claim is filed. Such an extension may not exceed a period of 90 days beyond the end of said initial period.

      If the claim has not been granted and written notice of the denial of the claim or that an extension has been granted is not furnished within 90 days following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.

(c)   Claim Review Procedure

      The claimant or his authorized representative shall have 60 days after receipt of written notification of denial of a claim to request a review of the denial by making written request to the Administrative Committee, and may review pertinent documents and submit issues and comments in writing within such 60-day period.

      Not later than 60 days after receipt of the request for review, the Administrative Committee shall render and furnish to the claimant a written decision, which shall include specific reasons for the decision and shall make specific references to pertinent Plan provisions on which it is based. If special circumstances require an extension of time for processing, the decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review, provided that written notice and explanation of the delay are given to the claimant prior to commencement of the extension. Such decision by the Administrative Committee shall not be subject to further review. If a decision on review is not furnished to a claimant within the specified time period, the claim shall be deemed to have been denied on review.

(d)   Exhaustion of Remedy

      No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the procedures set forth in this section.

7.09 PAYMENT OF EXPENSES

      All administrative expenses of the Plan and all benefits under the Plan shall be paid from the general assets of the Company, except as otherwise may be provided herein.

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                                                                         Page 19

7.10 CONSTRUCTION

(a) The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated employees and, therefore, is exempt from the requirements of parts 2, 3 and 4 of Subtitle B of Title I of ERISA (pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA), and all rights hereunder shall be governed by ERISA. Subject to the preceding sentence, the Plan shall be construed, regulated and administered in accordance with the laws of the State of New York, subject to the provisions of applicable federal laws.

(b)   The masculine pronoun shall mean the feminine wherever appropriate.

(c) The illegality of any particular provision of this document shall not affect the other provisions, and the document shall be construed in all respects as if such invalid provision were omitted.

(d) The headings and subheadings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions thereof.

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                                                                         Page 20

                           ARTICLE 8. ADMINISTRATION

8.01 (a) The Administrative Committee appointed from time to time by the Compensation and Personnel Committee to serve at the pleasure of the Compensation and Personnel Committee shall have the exclusive responsibility and complete discretionary authority to control the operation, management and administration of the Plan, with all powers necessary to enable it properly to carry out such responsibilities, including, but not limited to, the power to interpret the Plan and any related documents, to establish procedures for making any elections called for under the Plan, to make factual determinations regarding any and all matters arising hereunder, including, but not limited to, the right to determine eligibility for benefits, the right to construe the terms of the Plan, the right to remedy possible ambiguities, inequities, inconsistencies or omissions, and the right to resolve all interpretive, equitable or other questions arising under the Plan. The decisions of the Administrative Committee or such other party as is authorized under the terms of any grantor trust on all matters shall be final, binding and conclusive on all persons to the extent permitted by law.

(b) To the extent permitted by law, all agents and representatives of the Administrative Committee shall be indemnified by the Corporation and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.

                                   APPENDIX A

    SPECIAL PROVISIONS APPLICABLE TO CERTAIN PARTICIPANTS WHO DEFERRED BASE
                             SALARY UNDER THIS PLAN

This Appendix A is applicable only with respect to a Participant who deferred all or a portion of his Base Salary under the provisions of this Plan and who
(i) lost matching or other employer contributions under the ITT Industries Investment and Savings Plan for Salaried Employees (or any predecessor plan) due to the deferral of his Base Salary under this Plan, or (ii) had salary deferrals attributable to such Base Salary credited on his behalf to the ITT Industries Excess Savings Plan (or a predecessor plan) prior to January 1, 1996.

SECTION 1. - DEFINITIONS

1.01 "ACCOUNTS" shall mean the Deferred Account, Floor Contribution Account and the Matching Contribution Account.

1.02 "DEFERRED ACCOUNT" shall mean the bookkeeping account maintained for each Participant covered under this Appendix A to record the portion of Base Salary deferred under this Plan which was credited as a Salary Deferral under the ITT Industries Excess Savings Plan (or any predecessor plan) prior to January 1, 1996.

1.03 "MATCHING CONTRIBUTION ACCOUNT" shall mean the bookkeeping account maintained for each Participant covered under this Appendix A to record the Excess Matching Contribution (as defined under the ITT Industries Excess Savings Plan) credited on such Participant's behalf due to his deferral of Base Salary under this Plan.

1.04 "FLOOR CONTRIBUTION ACCOUNT" shall mean the bookkeeping account maintained for each Participant covered under this Appendix A to record the Excess Floor Contributions (as defined under the ITT Industries Excess Savings
      Plan) credited on such Participant's behalf due to his deferral of Base Salary under this Plan.

SECTION 2. - INVESTMENT OF ACCOUNTS

2.01 A Participant shall have no choice or election with respect to the investments of his Accounts. There shall be credited or debited an amount of earnings or losses on the balance of the Participant's Accounts which would have been credited had the Participant's Accounts been invested in the Stable Value Fund maintained under the ITT Industries Investment and Savings Plan for Salaried Employees.

SECTION 3. - VESTING OF ACCOUNTS

3.01 A Participant shall be fully vested in his Deferred Account and Floor Contribution Account. The Participant shall vest in the amounts credited to his Matching Contribution Account at the same rate and under the same conditions at which such contributions would have vested under the ITT Industries Investment and Savings Plan for Salaried Employees had they been contributed thereunder. In the event the Participant terminates employment prior to vesting in all or any part of the amount credited on his behalf to his Matching Contribution Account, such contributions and earnings thereon shall be forfeited and shall not be restored in the event the Participant is subsequently reemployed by the Company.

3.02 Notwithstanding any provisions of this Plan or Appendix A to the contrary, upon the occurrence of an Acceleration Event, (as such term is defined in Article 1 of the Plan) a Participant shall become fully vested in the amounts credited to his Matching Contribution Account.

SECTION 4. - COMMENCEMENT OF PAYMENT

4.01 A Participant shall be entitled to receive payment of his Deferred Account, Floor Contribution Account and the vested portion of his Matching Contribution Account, as determined under Section 3.01, upon his termination of employment for any reason, other than death. The distribution of such Accounts shall be made as soon as practicable following such termination of employment.

4.02 In the event of the death of a Participant prior to the full payment of his Accounts, the unpaid portion of his Accounts shall be paid to his Beneficiary (as defined in Section 1.05 of the Plan) as soon as practicable following his date of death.

SECTION 5. - METHOD OF PAYMENT

5.01 Payment of a Participant's Deferred Account, Floor Contribution Account, and the vested portion of his Matching Contribution Account shall be made in a single lump sum payment.

SECTION 6. - PAYMENT UPON THE OCCURRENCE OF AN ACCELERATION EVENT

6.01 Upon the occurrence of an Acceleration Event, all Participants shall automatically receive the entire balance of their Accounts in a single lump sum payment. Such lump sum payment shall be made as soon as practicable on or after the Acceleration Event. If the Participant dies after such Acceleration Event, but before receiving such payment, it shall be made to his Beneficiary.